SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

                   Certification and Notice of Termination of
                     Registration under Section 12(g) of the
                       Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports Under
                          Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                                                   Commission File No.:  1-14122

                                D.R. Horton, Inc.
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             (Exact name of registrant as specified in its charter)


             1901 Ascension Blvd., Suite 100, Arlington, Texas 76006
                          Telephone No.: (817) 856-8200
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     9% Senior Notes due 2008 together with the Guarantees of such Notes
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            (Title of each class of securities covered by this Form)


Common Stock, $.01 par value; 8-3/8% Senior Notes due 2004; 8% Senior Notes due 2009; 10-1/2% Senior Notes due 2005; 9-3/4% Senior Subordinated Notes due 2010; 9-3/8% Senior Subordinated Notes due 2011; 7-7/8% Senior Notes due 2011; 7-1/2% Senior Notes due 2007; 6-7/8% Senior Notes due 2013; 5-7/8% Senior Notes due 2013; 9-3/8% Senior Notes due 2009; 10-1/2% Senior Subordinated Notes due 2011; 8-1/2% Senior Notes due 2012
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    X        Rule 12h-3(b)(1)(ii)
                                 ------
             Rule 12g-4(a)(1)(ii)            Rule 12h-3(b)(2)(i)

             Rule 12g-4(a)(2)(i)             Rule 12h-3(b)(2)(ii)

             Rule 12g-4(a)(2)(ii)            Rule 15d-6

             Rule 12h-3(b)(1)(i)    X
                                 ------

Approximate number of holders of record as of the certification or notice date:
                                  - 0 -
                               ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, D.R. Horton, Inc., as successor-by-merger to the Registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     D.R. HORTON, INC.

Date: August 15, 2003

                                     By: /s/ Samuel R. Fuller
                                        ------------------------
                                     Print: Samuel R. Fuller
                                     Executive Vice President, Treasurer
                                     and Chief Financial Officer